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                                                                    Exhibit 99

NEWS                                                     For Immediate Release
RELEASE                                                  Contact:  Vito DeLisi
                                                                  Madison Bank
                                                                 (215)641-1111


                         MADISON BANCSHARES OF BLUE BELL

                     ANNOUNCES PAYMENT OF 20% STOCK DIVIDEND

     BLUE BELL, PA, May 20, 1995 -- Madison Bancshares Group, Ltd., the Pennsylvania bank holding company of Madison Bank of Blue Bell, PA, has announced the declaration of a 20% stock dividend, payable in shares of the Corporation's common stock, to shareholders of record of the corporation's 1,295,748 shares of common stock as of June 3, 1998. The dividend will be payable on or about June 17, 1998. No fractional shares will be issued in conjunction with this dividend.

     According to Madison Bank CEO, Vito A. DeLisi, "This stock dividend payment represents the continued success of Madison Bank's community banking approach in the suburban Philadelphia financial market."

     Madison is currently servicing over 1,500 loan accounts and over 8,000 deposit accounts. Madison will be opening its sixth branch at Rhawn and Verree Roads in the Fox Chase Section of Northeast Philadelphia at the end of May.

     Madison Bank, headquartered in Blue Bell, PA, operates branch offices in the Madison Bank Building, Blue Bell, PA, Plymouth Square Shopping Center, Conshohocken, PA, Village of Centre Square, Blue Bell, PA, Lancaster Avenue in Strafford, PA, and on Main Street in Lansdale, PA. Madison services commercial and personal accounts, offering services including; early morning, late evening and weekend banking hours; commercial, personal and mortgage loans; and money market and checking accounts with free MAC transactions.